Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-225959 on Form S-4 of our report dated February 26, 2018 (June 8, 2018 as it relates to the adoption of ASU 2014-09 and ASU 2016-18 as discussed in Note 1 of the financial statements, and June 28, 2018 as it relates to the condensed consolidating financial information pertaining to the guarantors of the Company’s 6.000% Senior Notes Due 2026 as discussed in Note 15 of the financial statements) relating to the consolidated financial statements of Boyd Gaming Corporation and Subsidiaries appearing in the Current Report on Form 8-K of Boyd Gaming Corporation filed on June 28, 2018, and to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 26, 2018 relating to the effectiveness of Boyd Gaming Corporation and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Boyd Gaming Corporation for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

July 9, 2018